Exhibit 3.1

AMERICAN HOMES 4 RENT

ARTICLES OF AMENDMENT AND RESTATMENT OF DECLARATION OF TRUST

American Homes 4 Rent, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Trust desires to amend and restate its declaration of trust as currently in effect and as hereinafter amended.

SECOND: The amendment to and restatement of the declaration of trust of the Trust as herein set forth has been duly approved and advised by the Board of Trustees by majority vote thereof and approved by the holders of shares of beneficial interest of the Trust as required by law and the declaration of trust of the Trust as currently in effect. The following provisions are all the provisions of the declaration of trust of the Trust as hereby amended and restated (this “Declaration of Trust”):

ARTICLE I

FORMATION

The Trust is a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”) and was formed on October 19, 2012.

ARTICLE II

NAME

The name of the Trust is American Homes 4 Rent.

ARTICLE III

PURPOSE

The purposes for which the Trust is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a REIT (as hereinafter defined) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which trusts may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the Declaration of Trust, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE IV

PRINCIPAL OFFICE IN MARYLAND AND RESIDENT AGENT

The address of the principal office of the Trust in the State of Maryland is c/o National Registered Agents, Inc. of MD, 836 Park Avenue, 2nd Floor, Baltimore, Maryland 21201. The name and address of the resident agent of the Trust in the State of Maryland are National Registered Agents, Inc. of MD, whose address is 836 Park Avenue, 2nd Floor, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE TRUST AND OF THE SHAREHOLDERS AND TRUSTEES

Section 5.1 Number of Trustees.

The business and affairs of the Trust shall be managed under the direction of the board of trustees of the Trust (the “Board of Trustees”). The number of trustees of the Trust shall initially be two, which number may be increased or decreased only by the Board of Trustees pursuant to the Bylaws of the Trust (the “Bylaws”); provided, however, that the total number of Trustees shall be at least two. The Trustees shall hold office initially for a term expiring at the annual meeting of shareholders in 2013, with the Trustees to hold office until their successors are duly elected and qualify. At the annual meeting of the shareholders in 2013, and each annual meeting thereafter, the successors to the Trustees shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the first year following the year of their election and until their successors are duly elected and qualify. The names of the Trustees who shall serve until the annual meeting of shareholders in 2013 at which time they will come up for re-election (as provided herein) and until their successors are elected and qualify are:

John Corrigan

B. Wayne Hughes

David P. Singelyn

The trustees may increase the number of trustees and may fill any vacancy, whether resulting from an increase in the number of trustees or otherwise, on the Board of Trustees in the manner provided in the Bylaws; provided, however, that the shareholders shall have the right to fill any vacancy that results from the removal of a trustee at a duly called and held Special Election Meeting (as defined in Article XV of the Bylaws).

Notwithstanding the foregoing, the Trust elects, at such time as it becomes eligible to make the election provided for under Section 3-804(c) of the Maryland General Corporation Law, or any successor statute, that, except as may be provided by the Board of Trustees in setting the terms of any class or series of Preferred Shares (as defined in Section 6.1), any and all vacancies on the Board of Trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

Section 5.2 Annual Shareholder Meetings

There shall be an annual meeting of shareholders, to be held on proper notice at such time (after the delivery of the annual report) and convenient location as shall be determined by or in the manner prescribed in the Bylaws, for the election of the Trustees and for the transaction of any other business within the powers of the Trust.

Section 5.3 Extraordinary Actions.

Except as specifically provided in Section 5.9 (relating to removal of trustees) and in the last sentence of Article VIII, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Trustees and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.4 Authorization by Board of Share Issuance.

The Board of Trustees may authorize the issuance from time to time of shares of the Trust of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of any class or series, whether now or hereafter authorized, for such consideration as the Board of Trustees may deem advisable (or without consideration in the case of a share split or share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws.

Section 5.5 Preemptive Rights and Appraisal Rights.

Except as may be provided by the Board of Trustees in setting the terms of classified or reclassified shares pursuant to Section 6.5, or as may otherwise be provided by contract, no shareholder shall, as such holder, (a) have any preemptive right to purchase or subscribe for any additional shares of the Trust or any other security of the Trust which it may issue or sell or (b) except as expressly required by Title 8, have any right to require the Trust to pay him the fair value of his shares in an appraisal or similar proceeding.

Section 5.6 Indemnification.

(a) The Trust shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the ultimate entitlement to indemnification to, (i) any individual who is a present or former trustee or officer of the Trust or (ii) any individual who, while a trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any of the foregoing capacities. The Trust shall have the power, with the approval of the Board of Trustees, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Trust in any of the capacities described in (i) or (ii) above and to any employee or agent of the Trust or a predecessor of the Trust.

(b) The Trust may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person described in the preceding paragraph against any liability which may be asserted against such person.

(c) The indemnification provided herein shall not be deemed to limit the right of the Trust to indemnify any other person for any such expenses to the maximum extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Trust may be entitled under any agreement, vote of shareholders or disinterested trustees, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 5.7 Determinations by Board.

The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Trustees consistent with the Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every holder of shares: the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its shares or the payment of other distributions on its shares; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, cash flow, funds from operations, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of shares of the Trust; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any shares of the Trust; the number of shares of any class or series of the Trust; any matter relating to the acquisition, holding and disposition of any assets by the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

Section 5.8 REIT Qualification.

The Board of Trustees, without any action by the shareholders of the Trust, shall have the authority to cause the Trust to elect to qualify for federal income tax treatment as a REIT. Following such election, if the Board of Trustees determines that it is no longer in the best interests of the Trust to continue to be qualified as a REIT, the Board of Trustees, without any action by the shareholders of the Trust, may revoke or otherwise terminate the Trust’s REIT election pursuant to Section 856(g) of the Code. In addition, the Board of Trustees, without any action by the shareholders of the Trust, shall have and may exercise, on behalf of the Trust, without limitation, the power to determine that compliance with any restriction or limitation on share ownership and transfers set forth in Article VII of the Declaration of Trust is no longer required in order for the Trust to qualify as a REIT.

Section 5.9 Removal of Trustees.

Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more trustees, any trustee, or the entire Board of Trustees, may be removed from office at any time, but only for cause, and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of trustees. For the purpose of this paragraph, “cause” shall mean, with respect to any particular trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty; provided, however, that a trustee may be removed with or without cause at a duly called and held Special Election Meeting (as defined in Article XV of the Bylaws), and then only by the affirmative vote of holders of Common Shares entitled to cast at least two-thirds of all votes entitled to be cast generally in the election of trustees.

Section 5.10 Advisor Agreements.

The Board of Trustees may authorize the execution and performance by the Trust of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization whereby, subject to the supervision and control of the Board of Trustees, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization shall render or make available to the Trust managerial, investment, advisory and/or related services, office space and other services and facilities (including, if deemed advisable by the Board of Trustees, the management or supervision of the investments of the Trust) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board of Trustees, the compensation payable thereunder by the Trust).

Section 5.11 Certain Actions Requiring Less Than Unanimous Consent of Shareholders.

The holders of Common Shares entitled to vote generally in the election of trustees may take action by written consent in lieu of a meeting to (i) waive or defer the requirement to hold a Special Election Meeting in accordance with Article XV of the Bylaws and Section 3 of the Registration Rights Agreement to be entered into by the Trust and FBR Capital Markets &

Co. on the closing date of the issuance of Common Shares pursuant to the initial offering and placement transaction between the Trust and FBR Capital Markets & Co. (the “Registration Rights Agreement”) or (ii) amend the Special Election Meeting provisions set forth in Article XV of the Bylaws. Such action will be deemed taken if the shareholders entitled to cast not less than the minimum number of votes specified in the Bylaws for the approval of such action deliver their consent in writing or by electronic transmission.

ARTICLE VI

SHARES

Section 6.1 Authorized Shares.

The Trust has authority to issue 500,000,000 common shares of beneficial interest, consisting of 450,000,000 Class A common shares of beneficial interest, $0.01 par value per share (“Class A Shares”), 50,000,000 Class B common shares of beneficial interest, $0.01 par value per share (“Class B Shares” and together with the Class A Shares, “Common Shares”), and 100,000,000 preferred shares of beneficial interest, $0.01 par value per share (“Preferred Shares”). The aggregate par value of all authorized shares having par value is $6,000,000. If shares of one class are classified or reclassified into shares of another class pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of all classes that the Trust has authority to issue shall not be more than the total number of shares set forth in the first sentence of this paragraph. The Board of Trustees, with the approval of a majority of the entire Board of Trustees, and without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that the Trust has authority to issue.

Section 6.2 Class A Shares.

The following is a description of the Class A Shares of the Trust.

Section 6.2.1 Voting Rights. Subject to the provisions of Section 6.3.4 and of Article VII, each Class A Share shall entitle the holder thereof to one vote on each matter upon which holders of Class A Shares are entitled to vote. Except as expressly provided in this Article VI, Class A Shares and Class B Shares shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. The Class A Shares and Class B Shares shall vote together as a single class. Notwithstanding the foregoing, in no event shall the holders of all Class A Shares beneficially owned by B. Wayne Hughes or HF Investments 2010, LLC, as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (such holders, the “Hughes Holders”), collectively vote more than eighteen percent (18%) of the total votes entitled to be cast by holders of Class A Shares on any particular matter. To the extent that the Class A Shares held by the Hughes Holders would, absent the application of the previous sentence, provide more than eighteen percent (18%) of the total votes entitled to be cast by holders of Class A Shares on a matter, the number of votes attributable to such excess will be disregarded for purposes of determining the number of votes entitled to be cast by holders of Class A Shares. In the event that Hughes Holders cast votes representing more than eighteen percent (18%) of the total votes entitled to be cast by holders of Class A Shares on a particular matter, such eighteen percent (18%) shall be voted proportionally to the total Class A Share votes cast by Hughes Holders.

Section 6.2.2 Dividends. Subject to the provisions of law, dividends, including dividends payable in shares of another class of the Trust’s shares, may be paid on the Common Shares of the Trust at such time and in such amounts as the Board of Trustees may deem advisable and the holders of the Common Shares shall share ratably in any such dividends, in proportion to the number of shares of Common Shares held by them respectively, on a share for share basis. Prior to the time set forth in the definition of Restriction Termination Date, the Board of Trustees shall use commercially reasonable efforts to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a REIT under the Code.

Section 6.2.3 Reclassification of Unissued Shares. The Board of Trustees may reclassify any unissued Class A Shares from time to time in one or more classes or series of shares.

Section 6.2.4 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Trust, whether voluntary or involuntary, the holders of the Common Shares shall be entitled, after payment or provision for payment of the debts and other liabilities of the Trust and the amount to which the holders of any class of shares at any time classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Trust are entitled, together with the holders of any other class or series of shares hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Trust, to share ratably in the remaining net assets of the Trust.

Section 6.3 Class B Shares

The following is a description of the Class B Shares of the Trust.

Section 6.3.1 Definitions. For the purpose of this Section 6.3.1, the following terms shall have the following meanings:

Affiliate. The term “Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling or controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any Person of which such Person owns or controls ten percent (10%) or more of the voting interests or (iv) any officer, director, general partner or trustee of such Person or any Person referred to in clauses (i), (ii), and (iii) above. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

Controlled Entity. The term “Controlled Entity” means, as to any Person, (a) any corporation more than twenty five percent (25%) of the outstanding voting stock of which is owned by such Person and such Person’s Family Members and Affiliates, (b) any trust, whether or not revocable, of which such Person and such Person’s Family Members and Affiliates are the sole initial income beneficiaries, (c) any partnership of which such Person or such Person’s Family Members and Affiliates are the managing partners and in which such Person, such Person’s Family Members and Affiliates hold partnership interests representing at least twenty-five percent (25%) of such partnership’s capital and profits and (d) any limited liability company of which such Person or such Person’s Family Members and Affiliates are the managers and in which such Person, such Person’s Family Members and Affiliates hold membership interests representing at least twenty-five percent (25%) of such limited liability company’s capital and profits.

Family Member. The term “Family Member” means, as to any Person that is an individual, such Person’s spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister and any limited liability company or inter vivos or testamentary trusts (whether revocable or irrevocable) of which only such Person, his or her spouse, ancestors (whether by blood or by adoption or step-ancestors by marriage), descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and descendants (whether by blood or by adoption or step-descendants by marriage) of a brother or sister are initial income beneficiaries.

OP Unit. The term “OP Unit” shall mean “Partnership Unit” as set forth in the Partnership Agreement.

Operating Partnership. The term “Operating Partnership” shall mean American Homes 4 Rent, L.P., a Delaware limited partnership.

Partnership Agreement. The term “Partnership Agreement” shall mean the Agreement of Limited Partnership of the Operating Partnership, as amended from time to time.

Person. The term “Person” shall mean an individual or a corporation, partnership (general or limited), trust, estate, custodian, nominee, unincorporated organization, association, limited liability company or any other individual or entity in its own or any representative capacity.

Qualified Transferee. The term “Qualified Transferee” shall mean (a) a Family Member of a Person, (b) an Affiliate of a Person or (c) a Controlled Entity of such Person. None of the Trust, the Operating Partnership, or the Charitable Trustee shall be a Qualified Trustee.

Transfer. The term “Transfer” shall mean any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law, of any OP Unit or Class B Share in a single transaction or series of transactions. The term “Transfer” shall include the exercise of the redemption rights afforded to holders of OP Units under the Partnership Agreement. In the event that any OP Units or Class B Share are Transferred to a Qualified Transferee described in clause (b) or (c) of the definition of such term, and such Transferee thereafter ceases to be a Qualified Transferee of the Transferor, then a Transfer of such any OP Units or Class B Share shall be deemed to occur at such time as such Transferee ceases to be a Qualified Transferee. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 6.3.2 Dividend Rights. Subject to the preferences applicable to any series of Preferred Shares, if any, outstanding at any time, the holders of Class B Shares shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of the Trust as may be authorized by the Board of Trustees and declared by the Trust from time to time with respect to the Class A Shares out of assets or funds of the Trust legally available therefor.

Section 6.3.3 Voting Rights. Subject to the provisions of Article VII and except as may otherwise be specified in the Declaration of Trust, each Class B Share shall entitle the holder thereof to fifty (50) votes on each matter on which holders of Class A Shares are entitled to vote, except that holders of Class B Shares will not be entitled to vote on any matter requiring Partnership Approval pursuant to and as defined in the Partnership Agreement.

Section 6.3.4 Voting Limitation. The Class B Shares and Class A Shares shall vote together as a single class. Notwithstanding the foregoing, in no event shall the Hughes Holders (as defined in Section 6.2.1 hereof) collectively vote more than thirty percent (30%) of the total votes entitled to be cast on any particular matter. To the extent that the Class A Shares and the Class B Shares held by the Hughes Holders would, absent the application of the previous sentence, provide more than thirty percent (30%) of the total votes entitled to be cast on a matter, the number of votes attributable to such excess will be disregarded for purposes of determining the number of votes entitled to be cast. In the event that Hughes Holders cast votes representing more than thirty percent (30%) of the total votes entitled to be cast on a particular matter, such thirty percent (30%) shall be voted proportionally to the total votes cast by Hughes Holders.

Section 6.3.5 Reclassification of Unissued Shares. The Board of Trustees may reclassify any unissued Class B Shares from time to time in one or more classes or series of shares.

Section 6.3.6 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of Class B Shares shall be entitled (after payment or provision for payment of the debts and other liabilities of the Trust and to holders of shares of any class of shares hereafter classified or reclassified having a preference over Class B Shares as to distributions in the liquidation, dissolution or winding up of the Trust) to share ratably in the remaining net assets of the Trust, together with the holders of shares of any other class of shares hereafter classified or reclassified not having a preference over Class B Shares as to distributions in the liquidation, dissolution or winding up of the Trust.

Section 6.3.7 Equal Status. Except as expressly provided in this Article VI, Class A Shares and Class B Shares shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

Section 6.3.8 Conversion.

(a) In the event a holder of Class B Shares Transfers OP Units held by such Person other than to a Qualified Transferee, then, to the extent such holder has a sufficient number of Class B Shares, one Class B Share held by such holder shall, upon such Transfer, automatically convert into one Class A Share for every 49 OP Units Transferred by such Person (rounding up to the nearest 49).

(b) If a Qualified Transferee of OP Units (the “first Qualified Transferee”) Transfers OP Units (the “subject OP Units”) held by the first Qualified Transferee other than to the initial holder of the subject OP Units (the “initial Transferor”) or to another Qualified Transferee of the initial Transferor, one Class B Share held by the first Qualified Transferee shall, upon such Transfer, automatically convert into one Class A Share for every 49 OP Units Transferred by such Person (rounding up to the nearest 49). If the first Qualified Transferee does not hold a sufficient number of Class B Shares to be converted into Class A Shares in accordance with the preceding sentence, then a number of Class B Shares equal to such deficiency held by the initial Transferor (or, if the initial Transferor does not hold sufficient Class B Shares, (i) one or more Qualified Transferees of the initial Transferor to which the initial Transferor has Transferred Class B Shares or (ii) one or more Qualified Transferees of the Qualified Transferees referred to in subclause (i) above) shall automatically convert into one Class A Share for every 49 OP Units Transferred by such Person (rounding up to the nearest 49).

Section 6.3.9 Transfers. Immediately prior to any Transfer of Class B Shares other than to a Qualified Transferee, Class B Shares subject to Transfer shall automatically convert into an equal number of Class A Shares.

Section 6.4 Preferred Shares.

The Board of Trustees may classify any unissued Preferred Shares and reclassify any previously classified but unissued Preferred Shares of any series from time to time, into one or more classes or series of shares by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such Preferred Shares.

Section 6.5 Classified or Reclassified Shares.

Prior to issuance of classified or reclassified shares of any class or series, the Board of Trustees by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of shares of the Trust; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of shares of the Trust outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions (including, without limitation, restrictions on ownership and transfer), limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of shares set or changed pursuant to clause (c) of this Section 6.5 may be made dependent upon facts or events ascertainable outside the Declaration of Trust (including determinations by the Board of Trustees or other facts or events within the control of the Trust) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of shares is clearly and expressly set forth in the articles supplementary or other Declaration of Trust document.

Section 6.6 Declaration of Trust and Bylaws.

The rights of all shareholders and the terms of all shares are subject to the provisions of the Declaration of Trust and the Bylaws.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions.

In addition to the terms defined elsewhere in the Declaration of Trust, for the purpose of this Article VII, the following terms shall have the following meanings:

Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Equity Shares by a Person, whether the interest in Equity Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Benefit Plan Investor. The term “Benefit Plan Investor” shall mean any holder of Equity Shares that is (i) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), that it is subject to the provisions of Title I of ERISA; (ii) a plan as defined in Section 4975(e) of the Code that is subject to that section (any such employee benefit plan or “plan” described in clause (i) or this clause (ii) being referred to herein as a “Plan”); (iii) an entity whose underlying assets include (or are deemed to include under ERISA or Section 4975 of the Code) assets of a Plan by reason of such Plan’s investment in such entity; or (iv) any other entity that otherwise constitutes a benefit plan investor within the meaning of the Plan Asset Regulations.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Charitable Trust as determined pursuant to Section 7.3.7, provided that each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) and 170(c)(2) of the Code.

Charitable Trust. The term “Charitable Trust” shall mean any trust provided for in Section 7.2.1(b)(i) and Section 7.3.1.

Charitable Trustee. The term “Charitable Trustee” shall mean the Person unaffiliated with the Trust and a Prohibited Owner, that is appointed by the Trust to serve as trustee of the Charitable Trust.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Controlling Person. The term “Controlling Person” shall mean a Person who has discretionary authority or control with respect to the assets of the Trust or who provides investment advice for a fee (direct or indirect) with respect to such assets, and any affiliate of such Person.

Designated Investment Entity. The term “Designated Investment Entity” shall mean either (i) a pension trust that qualifies for look-through treatment under Section 856(h) of the Code, (ii) an entity that qualifies as a regulated investment company under Section 851 of the Code, or (iii) a Qualified Investment Manager; provided that each beneficial owner of such entity, or in the case of a Qualified Investment Manager holding Equity Shares solely for the benefit of its customers, each such customer, would satisfy the Ownership Limit if such beneficial owner owned directly its proportionate share of the Equity Shares that are held by such Designated Investment Entity

Designated Investment Entity Limit. The term “Designated Investment Entity Limit” shall mean, with respect to the Common Shares, 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding Common Shares of the Trust.

ERISA. The term “ERISA” shall have the meaning specified in the definition of “Benefit Plan Investor.”

Equity Shares. The term “Equity Shares” shall mean all classes or series of shares of the Trust, including, without limitation, Common Shares and Preferred Shares.

Excepted Holder. The term “Excepted Holder” shall mean B. Wayne Hughes, Tamara Hughes Gustavson, B. Wayne Hughes Jr., each of their respective spouses, children (and their respective spouses), and grandchildren (and their respective spouses) (such individuals being referred to as “Hughes Family Members”), any Person who is or would be a Beneficial Owner of Common Shares as a result of the Beneficial Ownership of Common Shares by any Hughes Family Member, B.W. Hughes Living Trust, B. Wayne Hughes 5-04 Annuity Trust, B. Wayne Hughes 6-04 Annuity Trust, B. Wayne Hughes 9-05 Annuity Trust, American Commercial Equities, LLC, and American Commercial Equities Two, LLC, and any Person whose Beneficial Ownership of Common Shares would cause a Hughes Family Member to be considered the Beneficial Owner of such Common Shares (Excepted Holder status shall apply to Persons in this final category solely to the extent of the deemed Beneficial Ownership held by such Hughes Family Members) (collectively, the “Excepted Holders”).

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean as follows:

(1) With respect to Common Shares, no Excepted Holder shall be permitted to Beneficially Own Common Shares to the extent that, as a result of such Beneficial Ownership;

(A) any single Excepted Holder who is considered an individual for purposes of Section 542(a)(2) of the Code or any other Person that is considered an individual would be considered to Beneficially Own more than 17.9% of the outstanding Common Shares;

(B) any two Excepted Holders who are considered individuals for purposes of Section 542(a)(2) of the Code or any other Person that is considered an individual would be considered to Beneficially Own more than 25.9% of the outstanding Common Shares;

(C) any three Excepted Holders who are considered individuals for purposes of Section 542(a)(2) of the Code or any other Person that is considered an individual would be considered to Beneficially Own more than 33.9% of the outstanding Common Shares;

(D) any four Excepted Holders who are considered individuals for purposes of Section 542(a)(2) of the Code or any other Person that is considered an individual would be considered to Beneficially Own more than 41.9% of the outstanding Common Shares; or

(E) any five Excepted Holders who are considered individuals for purposes of Section 542(a)(2) of the Code or any other Person that is considered an individual would be considered to Beneficially Own more than 49.9% of the outstanding Common Shares.

(2) In applying this definition, the percentages of ownership of Common Shares shall be based on the number or value of the Common Shares, whichever is more restrictive, as determined for purposes of Section 542(a)(2) and Section 856(a) of the Code.

Initial Date. The term “Initial Date” means the earlier of (i) the closing date of the issuance of Common Shares pursuant to the initial offering and placement transaction between the Trust and FBR Capital Markets & Co. or (ii) such other date as determined by the Board of Trustees in its sole and absolute discretion

Insignificant Participation Exception. The term “Insignificant Participation Exception” shall mean the exception to the Plan Asset Regulations which provides that a Benefit Plan Investor’s assets will not include any of the underlying assets of an entity in which it invests if at all times less than 25% of the value of each class of equity interests in the entity is held by Benefit Plan Investors, disregarding equity interests held by Controlling Persons (other than Controlling Persons which are Benefit Plan Investors).

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding Equity Shares, the Closing Price for such Equity Shares on such date. The “Closing Price” on any date shall mean the last sale price for such Equity Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Shares are listed or admitted to trading or, if such Equity Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Shares selected by the Board of Trustees or, in the event that no trading price is available for such Equity Shares, the fair market value of the Equity Shares, as determined in good faith by the Board of Trustees.

Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any Equity Shares and any redemption of any Equity Shares.

NYSE. The term “NYSE” shall mean The New York Stock Exchange.

One Hundred Shareholders Date. The term “One Hundred Shareholders Date” shall mean the first date on which Equity Shares are beneficially owned by 100 or more Persons within the meaning of Section 856(a)(5) of the Code without regard to Section 856(h)(2) of the Code.

Ownership Limit. The term “Ownership Limit” shall mean (i) with respect to the Common Shares, 8.0% (in value or number of shares, whichever is more restrictive) of the outstanding Common Shares; and (ii) with respect to any class or series of Preferred Shares, 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Shares.

Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Plan. The term “Plan” shall have the meaning specified in the definition of “Benefit Plan Investor.”

Plan Asset Regulations. The term “Plan Asset Regulations” shall mean Section 2510.3-101 of the regulations of the Department of Labor, as modified by Section 3(42) of ERISA, or any successor regulations thereto.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own Equity Shares, and if appropriate in the context, shall also mean any Person who would have been the record owner of Equity Shares that the Prohibited Owner would have so owned.

Publicly-Offered Securities. The term “Publicly-Offered Securities” shall have the meaning provided in Section 2510.3-101(b)(2) of the Plan Asset Regulations, or any successor regulation thereto.

Qualified Investment Manager. The term “Qualified Investment Manager” shall mean an entity (i) who for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) who purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of the Trust, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act; and (iii) who has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Exchange Act. A Qualified Investment Manager shall be deemed to beneficially own all Common Shares beneficially owned by each of its affiliates, after application of the beneficial ownership rules under Section 13(d)(3) of the Exchange Act, provided such affiliate meets the requirements set forth in the preceding clause (ii).

REIT. The term “REIT” shall mean a real estate investment trust within the meaning of Section 856 through 859 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership and Transfers of Equity Shares set forth herein is no longer required in order for the Trust to qualify as a REIT.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or any agreement to take any such actions or cause any such events, of Equity Shares or the right to vote or receive dividends or distributions on Equity Shares, including (a) a change in the capital structure of the Trust, (b) a change in the relationship between two or more Persons which causes a change in ownership of Equity Shares by application of Section 544 of the Code, as modified by Section 856(h) of the Code, (c) the granting or exercise of any option or warrant (or any disposition of any option or warrant), pledge, security interest, or similar right to acquire Equity Shares, (d) any disposition of any securities or rights convertible into or exchangeable for Equity Shares or any interest in Equity Shares or any exercise of any such conversion or exchange right and (e) Transfers of interests in other entities that result in changes in Beneficial Ownership of Equity Shares; in each case, whether voluntary or involuntary, whether owned of record, Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Section 7.2 Equity Shares.

Section 7.2.1 Ownership Limitations.

(a) Basic Restrictions.

(i) During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4 and except as provided in Section 7.2.7 hereof, (1) no Person shall Beneficially Own Common Shares in excess of the Ownership Limit, other than: (A) an Excepted Holder, which shall not Beneficially Own Common Shares in excess of the Excepted Holder Limit for such Excepted Holder, or (B) a Designated Investment Entity, which shall not Beneficially Own Common Shares in excess of the Designated Investment Entity Limit, and (2) no Person shall Beneficially Own Preferred Shares in excess of the Ownership Limit.

(ii) During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4 and except as provided in Section 7.2.7 hereof, no Person shall Beneficially Own Equity Shares to the extent that such Beneficial Ownership of Equity Shares would result in the Trust being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(iii) During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4, no Person shall Beneficially Own Equity Shares to the extent that such Beneficial Ownership of Equity Shares would result in the Trust otherwise failing to qualify as a REIT.

(iv) During the period commencing on the One Hundred Shareholders Date and prior to the Restriction Termination Date, but subject to Section 7.4 and except as provided in Section 7.2.7 hereof, no Person shall Transfer any Equity Shares if, as a result of the Transfer, the Equity Shares would be Beneficially Owned by less than 100 Persons (determined without reference to the rules of attribution under Section 544 of the Code). Any Transfer of Equity Shares

(whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in Equity Shares being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares.

(v) Subject to Section 7.4 and except as provided in Section 7.2.7 hereof, during the period commencing on the Initial Date and prior to the date that either (i) each outstanding class of Equity Shares of the Trust qualifies as a class of Publicly-Offered Securities, or (ii) the Trust qualifies for another exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), Benefit Plan Investors shall not Beneficially Own 25.0% or more of any class of Equity Shares of the Trust, disregarding any shares held by Controlling Persons (other than Controlling Persons that are Benefit Plan Investors).

(vi) Subject to Section 7.4 and except as provided in Section 7.2.7 hereof, during the period commencing on the Initial Date and prior to the date that either (i) each outstanding class of Equity Shares of the Trust qualifies as a class of Publicly-Offered Securities or (ii) the Trust qualifies for another exception to the Plan Asset Regulations (other than the Insignificant Participation Exception), no Person shall Transfer Equity Shares unless such Person obtains from its transferee a representation and agreement that (A) its transferee is not (and will not be), and is not acting on behalf of, a Benefit Plan Investor or Controlling Person and (B) such transferee will obtain from its transferee the representation and agreement set forth in this sentence (including without limitation clauses (A) and (B)).

(b) Transfer in Trust. If any Transfer of Equity Shares (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or Non-Transfer Event occurs which, if effective, would result in any Person Beneficially Owning Equity Shares in violation of Section 7.2.1(a)(i), (ii), (iii), (v) or (vi):

(i) then, except as set forth in clause (iii) of this sentence, that number of Equity Shares the Beneficial Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i), (ii), (iii), (v) or (vi) (rounded up to the nearest whole Share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person shall acquire no rights in such Equity Shares; or

(ii) if the transfer to the Charitable Trust described in clause (i) of this sentence, or, if applicable, the conversion set forth in clause (iii) of this sentence, would not be effective for any reason to prevent the violation of

Section 7.2.1(a)(i), (ii), (iii), (v) or (vi) , then the Transfer of that number of Equity Shares that otherwise would cause any Person to violate Section 7.2.1(a), (ii), (iii), (v) or (vi) shall be void ab initio, and the intended transferee shall acquire no rights in such Equity Shares; or

(iii) if and to the extent that a Transfer of Equity Shares or Non-Transfer Event results in a Person holding Equity Shares in violation of Section 7.2.1(a)(iii) solely due to such Person’s Beneficial Ownership of Class B Shares then, prior to a Transfer as provided in clause (i) of this sentence, such Class B Shares shall convert to Class A Shares and then, only to the extent such violation is not cured by such conversion, shall the provisions of clauses (i) and (ii) of this sentence apply.

Section 7.2.2 Remedies for Breach. If the Board of Trustees or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any Equity Shares in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Trustees or a committee thereof shall be empowered to take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event, including, without limitation, causing the Trust to redeem shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer or Non-Transfer Event in violation of Section 7.2.1 shall automatically result in the transfer to the Charitable Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Trustees or a committee thereof.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires, or attempts or intends to acquire, Beneficial Ownership of Equity Shares that will or may violate Section 7.2.1(a), or any Person who would have owned Equity Shares that resulted in a transfer to the Charitable Trust pursuant to the provisions of Section 7.2.1(b), shall immediately give written notice to the Trust of such event, or in the case of such a proposed or attempted transaction, shall give at least 15 days prior written notice, and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or ownership on the Trust’s status as a REIT.

Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) Every owner of more than 5.0% (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Equity Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Equity Shares Beneficially Owned and a description of the manner in which such Equity Shares are held; provided, that a shareholder of record who holds outstanding Equity Shares as nominee for another Person, which other Person is required to include in gross income the dividends or distributions received on such Equity Shares (an “Actual Owner”), shall give written notice to the Trust stating the name and address of such Actual Owner and the number of Equity Shares of such Actual Owner with respect to which the shareholder of record is nominee.

(b) Each Person who is a Beneficial Owner of Equity Shares and each Person (including the shareholder of record) who is holding Equity Shares for a Beneficial Owner shall provide to the Trust such information as the Trust may request, in good faith, including any information regarding such Person’s qualification as a Designated Investment Entity, in order to determine the Trust’s status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(c) Each Beneficial Owner shall provide to the Trust such information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a REIT and to ensure compliance with the Ownership Limit, Excepted Holder Limit or Designated Investment Entity Limit.

Section 7.2.5 Remedies Not Limited. Subject to Sections 5.8 and 7.4 of the Declaration of Trust, nothing contained in Section 7.2 shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to (a) protect the Trust and the interests of its shareholders in preserving the Trust’s status as a REIT, or (b) avoid having the assets of the Trust being considered to be “plan assets” (within the meaning of the Plan Asset Regulations) of any shareholder.

Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Trustees shall have the power to determine the application of the provisions of Section 7.2 or Section 7.3 with respect to any situation based on the facts known to it. If Section 7.2 or 7.3 requires an action by the Board of Trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the Board of Trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

Section 7.2.7 Exemptions.

(a) The Board of Trustees shall exempt a Person from the Ownership Limit or Designated Investment Entity Limit if: (i) such Person submits to the Board of Trustees information satisfactory to the Board of Trustees, in its sole and absolute discretion, demonstrating that such Person is not an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code); (ii) such Person submits to the Board of Trustees information satisfactory to the Board of Trustees, in its sole and absolute discretion, relevant to demonstrating that no Person who is an individual for purposes of Section 542(a)(2) of the Code (determined taking into account Section 856(h)(3)(A) of the Code) would be considered to Beneficially Own Equity Shares in excess of the Ownership Limit, Excepted Holder Limit or Designated

Investment Entity Limit, as applicable, by reason of such Person’s ownership of Equity Shares in excess of the Ownership Limit or Designated Investment Entity Limit, as the case may be, pursuant to the exemption granted under this subparagraph (a); (iii) such Person provides to the Board of Trustees such representations and undertakings, if any, as the Board of Trustees may, in its sole and absolute discretion, require to ensure that the conditions in clauses (i) and (ii) hereof are satisfied and will continue to be satisfied throughout the period during which such Person owns Equity Shares in excess of the Ownership Limit or Designated Investment Entity Limit, as the case may be, pursuant to any exemption thereto granted under this subparagraph (a), (iv) such Person submits to the Board of Trustees information satisfactory to the Board of Trustees, in its sole and absolute discretion, relevant to demonstrating that such Person’s ownership of Equity Shares in excess of the Ownership Limit or Designated Investment Entity Limit pursuant to the exemption granted under this subparagraph (a) will not cause any assets of the Trust to be deemed “plan assets” (within the meaning of the Plan Asset Regulations) in the case of an exemption relating to Section 7.2.1(a)(vi) and (vii), and (v) such Person agrees that any violation of such representations and undertakings or any attempted violation thereof will result in the application of the remedies set forth in Section 7.2 with respect to Equity Shares held in excess of the Ownership Limit or Designated Investment Entity Limit with respect to such Person (determined without regard to the exemption granted such Person under this subparagraph (a)).

(b) Prior to granting any exemption pursuant to subparagraph (a), the Board of Trustees, in its sole and absolute discretion, may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the Board of Trustees, in its sole and absolute discretion as it may deem necessary or advisable in order to (i) determine or ensure the Trust’s status as a REIT, or (ii) in the case of an exception from Section 7.2.1(a)(vi) or (vii), determine that the Trust will not fail to qualify for the Insignificant Participation Exception or another applicable exception to avoid having the assets of the Trust be deemed “plan assets” (within the meaning of the Plan Asset Regulations). Notwithstanding the receipt of any ruling or opinion, the Board of Trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception; provided, however, that the Board of Trustees shall not be obligated to require obtaining a favorable ruling or opinion in order to grant an exemption hereunder.

(c) Subject to Section 7.2.1(a)(ii), an underwriter that participates in a public offering or a private placement of Equity Shares (or securities convertible into or exchangeable for Equity Shares) may Beneficially Own Equity Shares (or securities convertible into or exchangeable for Equity Shares) in excess of the Ownership Limit or Designated Investment Entity Limit, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Trustees may only reduce the Excepted Holder Limit for an Excepted Holder with the prior written consent of such Excepted Holder or the prior written consent of each of B. Wayne Hughes, Tamara Hughes Gustavson, and B. Wayne Hughes, Jr to the extent then living. No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit as applied to Common Shares.

Section 7.2.8 Increase in Ownership Limit or Designated Investment Entity Limit. The Board of Trustees, in its sole and absolute discretion, may increase the Ownership Limit or Designated Investment Entity Limit subject to the limitations provided in this Section 7.2.8, provided, however, that:

(a) The Ownership Limit or Designated Investment Entity Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542 of the Code, as modified by Section 856(h)(3) of the Code (taking into account all of the Excepted Holders), could Beneficially Own, in the aggregate, more than 49.9% of the value of the outstanding Equity Shares.

(b) Prior to the modification of the Ownership Limit or Designated Investment Entity Limit pursuant to this Section 7.2.8, the Board of Trustees, in its sole and absolute discretion, may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a REIT if the modification in the Ownership Limit or Designated Investment Entity Limit were to be made.

Section 7.2.9 Legend. Each certificate, if any, for Equity Shares shall bear a legend summarizing the restrictions on transfer and ownership contained herein. Instead of a legend, the certificate, if any, may state that the Trust will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge.

Section 7.3 Transfer of Equity Shares to the Charitable Trust.

Section 7.3.1 Ownership by the Charitable Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of Equity Shares to a Charitable Trust, such Equity Shares shall be deemed to have been transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Charitable Trust pursuant to Section 7.2.1(b). The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Trust and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.3.7.

Section 7.3.2 Status of Equity Shares Held by the Charitable Trustee. Shares of Equity Shares held by the Charitable Trustee shall be issued and outstanding Equity Shares of the Trust. The Prohibited Owner shall have no rights in the Equity Shares held by the Charitable Trustee. The Prohibited Owner shall not benefit economically from ownership of any Equity Shares held in trust by the Charitable Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares Equity Shares held in the Charitable Trust. The Prohibited Owner shall have no claim, cause of action, or any other recourse whatsoever against the purported transferor of such Equity Shares.

Section 7.3.3 Dividend and Voting Rights. The Charitable Trustee shall have all voting rights and rights to dividends or other distributions with respect to Equity Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee shall be paid with respect to such Equity Shares to the Charitable Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Charitable Trustee. Any dividends or distributions so paid over to the Charitable Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to Equity Shares held in the Charitable Trust and, subject to Maryland law, effective as of the date that Equity Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority (at the Charitable Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee and (ii) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible action, then the Charitable Trustee shall not have the power to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Trust has received notification that Equity Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

Section 7.3.4 Rights Upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Trust, the Charitable Trustee shall be entitled to receive, ratably with each other holder of Equity Shares of the class or series of Equity Shares that is held in the Charitable Trust, that portion of the assets of the Trust available for distribution to the holders of such class or series (determined based upon the ratio that the number of Equity Shares of such class or series of Equity Shares held by the Charitable Trustee bears to the total number of Equity Shares of such class or series of Equity Shares then outstanding). The Charitable Trustee shall distribute any such assets received in respect of the Equity Shares held in the Charitable Trust in any liquidation, dissolution or winding up of, or distribution of the assets of the Trust, in accordance with Section 7.3.5.

Section 7.3.5 Sale of Equity Shares by Charitable Trustee. Within 20 days of receiving notice from the Trust that Equity Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the Equity Shares held in the Charitable Trust to a person, designated by the Charitable Trust, whose ownership of the Equity Shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.5. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the Equity Shares or, if the Prohibited Owner did

not give value for the Equity Shares in connection with the event causing the Equity Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Equity Shares on the day of the event causing the Equity Shares to be held in the Charitable Trust and (2) the price per share received by the Charitable Trustee from the sale or other disposition of the Equity Shares held in the Charitable Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Trust that Equity Shares have been transferred to the Charitable Trustee, such Equity Shares are sold by a Prohibited Owner, then (i) such Equity Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Equity Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.5, such excess shall be paid to the Charitable Trustee upon demand. Subject to Section 7.3.6, the Charitable Trustee shall have the right and power (but not the obligation) to offer any Equity Shares held in trust for sale to the Trust on such terms and conditions as the Charitable Trustee shall deem appropriate.

Section 7.3.6 Purchase Right in Equity Shares Transferred to the Charitable Trustee. Equity Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Equity Shares held in the Charitable Trust pursuant to Section 7.3.5. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Equity Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.7 Designation of Charitable Beneficiaries. By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (i) Equity Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Sections 501(c)(3), 170(b)(1)(A) or 170(c)(2) of the Code.

Section 7.4 NYSE Transactions.

Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction takes place shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5 Enforcement.

The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6 Non-Waiver.

No delay or failure on the part of the Trust or the Board of Trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the Board of Trustees, as the case may be, except to the extent specifically waived in writing.

Section 7.7 Deemed ERISA Representations.

From and after the date upon which a registration statement with respect to the Common Shares becomes effective, each purchaser and subsequent transferee of Common Shares will be deemed to have represented, warranted, and agreed that its purchase and holding of Common Shares will not constitute or result in (i) a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or (ii) a violation of any applicable other federal, state, local, non-U.S. or other laws or regulations that contain one or more provisions similar to the provisions of Title I of ERISA of Section 4975 of the Code.

ARTICLE VIII

AMENDMENTS

The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any outstanding Equity Shares. All rights and powers conferred by the Declaration of Trust on shareholders, trustees and officers are granted subject to this reservation. Except as otherwise provided in the Declaration of Trust and except for those amendments permitted to be made without shareholder approval under Maryland law or by specific provision in the Declaration of Trust, any amendment to the Declaration of Trust shall be valid only if declared advisable by the Board of Trustees and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. However, any amendment to Section 5.9 and Article VII or to this sentence of the Declaration of Trust shall be valid only if declared advisable by the Board of Trustees and approved by the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a trust, no present or former trustee or officer of the Trust shall be liable to the Trust or its shareholders for money damages. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Declaration of Trust or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE X

SEVERABILITY

The provisions of the Declaration of Trust are severable, and if the Board of Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions, to the extent of the conflict, shall be deemed never to have constituted a part of the Declaration of Trust, even without any amendment of the Declaration of Trust pursuant to Article VIII and without affecting or impairing any of the remaining provisions of the Declaration of Trust or rendering invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination. In the event of any such determination by the Board of Trustees, the Board shall amend the Declaration of Trust in the manner provided in Article VIII. If any provision of the Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall apply only to the extent of any such invalidity or unenforceability and shall not in any manner affect, impair or render invalid or unenforceable such provision in any other jurisdiction or any other provision of the Declaration of Trust in any jurisdiction.

THIRD: The amendment to and restatement of this Declaration of Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

FOURTH: The current address of the principal office of the Trust is as set forth in Article IV of the foregoing amendment to and restatement of the Declaration of Trust.

FIFTH: The name and address of the Trust’s current resident agent are as set forth in Article IV of the foregoing amendment to and restatement of the Declaration of Trust.

SIXTH: The number of trustees of the Trust and the names of those currently in office are as set forth in Article V of the foregoing amendment to and restatement of the Declaration of Trust.

SEVENTH: The undersigned acknowledges these Articles of Amendment and Restatement of Declaration of Trust to be the act of the Trust and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, each of the undersigned Trustees has signed the Articles of Amendment and Restatement of Declaration of Trust, acknowledging the same to be his act on this 20th day of November, 2012.

AMERICAN HOMES 4 RENT

By:	/s/ John Corrigan
John Corrigan

By:	/s/ B. Wayne Hughes
B. Wayne Hughes

By:	/s/ David P. Singelyn
David P. Singelyn

Signature Page to Articles of Amendment and Restatement of Declaration of Trust